Exhibit 99

FOR IMMEDIATE RELEASE	For further information, contact
Doug Craney 708-450-3117

Alberto Culver Reports Second Quarter and First Half Fiscal Year 2011

Sales and Profit Growth

Melrose Park, IL (May 2, 2011) – Alberto Culver Company (NYSE: ACV), a leading manufacturer and marketer of beauty care brands including TRESemmé, Alberto VO5, Nexxus, St. Ives, Simple and Noxzema, today announced results for its fiscal year 2011 second quarter and first half ended March 31, 2011.

Second Quarter

•

Net sales for the second quarter increased 6.1% to $408.2 million compared to $384.8 million in the prior year second quarter. On an organic basis, which excludes the effect of foreign currency fluctuations, sales increased 4.3% in the current quarter led by high single digit branded beauty care sales growth.

•

Diluted earnings per share from continuing operations increased 16.7% to 35 cents in the second quarter compared to 30 cents in the prior year second quarter. Excluding restructuring and discrete items, diluted earnings per share from continuing operations increased 32.3% to 41 cents compared to 31 cents in the prior year second quarter. The prior year second quarter includes a charge of approximately three cents per share related to the voluntary withdrawal of select SKUs in the Company’s relaxer kit business.

First Half

•

Net sales for the first half of fiscal year 2011 increased 8.8% to $813.6 million compared to $747.8 million in the prior year first half. On an organic basis, which excludes the effect of foreign currency fluctuations and acquisitions, sales increased 4.3% in the first half of fiscal year 2011.

•	Diluted earnings per share from continuing operations increased 22.4% to 82 cents in the first half of fiscal year 2011 compared to 67 cents in the prior year first half. Excluding

Alberto Culver Second Quarter and First Half Fiscal Year 2011 Earnings Release	Page 2

restructuring and discrete items, diluted earnings per share from continuing operations increased 22.4% to 93 cents compared to 76 cents in the prior year first half. The prior year first half includes a charge of approximately three cents per share related to the voluntary withdrawal of select SKUs in the Company’s relaxer kit business.

Alberto Culver President and Chief Executive Officer V. James Marino said, “I am very proud of our incredibly talented and dedicated team who despite being faced with challenging market conditions and the pending Unilever transaction, continued to build momentum on our brands and deliver strong results.”

In the U.S., sales increased 1.9% in the second quarter due to strong growth in branded beauty care, partially offset by significantly lower custom label manufacturing sales. International sales on a reported basis increased 12.0% (the net effect of foreign currency fluctuations accounted for approximately 4.4% of the growth), reporting growth in every region in which the Company operates.

The Company’s gross profit margin was 51.5% in the second quarter compared to 52.2% in the prior year second quarter. The decrease in gross margin was primarily due to higher input costs.

Advertising and other marketing investments in the second quarter of $68.9 million were flat versus the prior year second quarter.

Selling and administrative expenses as a percentage of net sales decreased 340 basis points to 19.4% in the second quarter compared to 22.8% in the prior year second quarter. The improvement was partly due to expenditures in the prior year second quarter related to the voluntary withdrawal of select SKUs of relaxer products and costs in the U.S. associated with the SAP implementation. Sales growth and continued cost containment in the second quarter of fiscal year 2011 also contributed to the lower rate.

Carol Lavin Bernick, Executive Chairman of the Company, said, “Competing against some of the strongest companies in the world our team continues to drive exceptional results. This quarter – and the past year – are a tribute to the passion and values that this outstanding group brings to our workplace and displays every day.”

Ms. Bernick also announced that the Company’s board of directors conditionally approved the regular 8.5 cents quarterly cash dividend with a record date of May 12, 2011 and a payment date of May 24, 2011. If the transaction closes on or prior to May 12, 2011, the dividend will not be paid.

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On September 27, 2010, the Company entered into a definitive agreement with Unilever pursuant to which Unilever will acquire all of the outstanding shares of Alberto Culver for $37.50 per share in cash. On December 17, 2010, the transaction was approved by Alberto Culver stockholders. The closing of the transaction is subject to regulatory approvals and other customary closing conditions.

On December 18, 2009, the Company completed the acquisition of all of the issued and outstanding shares of Simple Health & Beauty Group Limited. Simple is a leading skin care company based in the United Kingdom that was owned primarily by Duke Street, a mid-market private equity fund. The total purchase price was approximately $385 million, and the transaction was funded from the Company’s existing cash.

Due to the disclosure of organic sales growth and financial results excluding restructuring and discrete items, this press release contains certain non-GAAP financial measures as defined by Regulation G of the Securities and Exchange Commission. A description of the Company’s restructuring activities and discrete items, as well as a reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures, are included as a schedule to this release and can also be found on the Company’s web site at www.alberto.com.

Alberto Culver Company manufactures, distributes and markets leading beauty care and other personal care brands including TRESemmé, Alberto VO5, Nexxus, St. Ives, Simple and Noxzema in the United States and internationally. It is also the second largest producer in the U.S. of products for the ethnic hair care market with leading brands including Motions and Soft & Beautiful. Several of its household/grocery brands such as Mrs. Dash and Static Guard are niche category leaders in the U.S.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations and assessments of risks and uncertainties and reflect various assumptions concerning anticipated results, which may or may not prove to be correct. Some of the factors relating to the Unilever transaction that could cause actual results to differ materially from estimates or projections contained in such forward-looking statements include: the occurrence of any event, effect or change that could give rise to a termination of the Unilever transaction agreement, including, but not limited to, the failure to satisfy certain conditions to complete the transaction, including the receipt of certain regulatory approvals; the outcome of legal proceedings that may be instituted in the future against the Company and/or Unilever in connection with the Unilever transaction agreement; risks that the proposed transaction, prior to closing or if terminated, disrupts current plans and operations and creates potential difficulties in employee retention; and the amount of the costs, fees, expenses and charges related to the Unilever transaction. Other factors not involving the Unilever transaction that could cause actual results to differ materially from estimates or projections contained in such forward-looking statements include: the pattern of brand sales;

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competition within the relevant product markets; loss of one or more key employees; loss of one or more key customers; increases in costs of raw materials; inability of efficiency initiatives to improve the Company’s margins; loss of one or more key suppliers or contract packers; inability of the Company to protect its intellectual property; manufacturing and supply chain disruptions; adverse changes in currency exchange rates; special demands by key customers; risks inherent in acquisitions, divestitures and strategic alliances, including, without limitation, undisclosed liabilities and obligations for which the Company may have limited or no recourse; risks inherent in expanding in existing geographic locations and entering new geographic locations; the risk that the expected cost savings related to reorganizations and restructurings may not be realized; the effects of a prolonged United States or global economic downturn or recession; health epidemics; unavailability of raw materials or finished products; the disruption of normal business activities due to the Company’s implementation of a new worldwide ERP system; increases in inflation rates; events that negatively affect the intended tax free nature of the distribution of shares of Alberto Culver Company in connection with the separation of the consumer products business from the beauty supply distribution business on November 16, 2006; changes in costs; unanticipated costs and effects of legal or administrative proceedings; adverse weather conditions; and variations in political, economic or other factors such as interest rates, availability of credit, tax changes, legal and regulatory changes or other external factors over which the Company has no control. These forward-looking statements speak only as of the date of this press release, and there is no undertaking to update or revise them as more information becomes available. Additional factors that could cause Alberto Culver’s results to differ materially from those described in the forward-looking statements can be found in the Company’s 2010 Annual Report on Form 10-K filed on November 23, 2010 with the SEC and available at the SEC’s internet site (http://www.sec.gov). In addition, please refer to the documents that the Company files with the SEC on Forms 10-Q and 8-K, which identify and address other important factors that could cause events and results to differ materially from those contained in the forward-looking statements set forth in this press release.

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Consolidated Condensed Statements of Earnings (Unaudited)

(in thousands, except per share data)

Three Months Ended March 31, 2011 and 2010	2011	2010

Net sales	$408,221	384,805
Cost of products sold	198,142	183,917

Gross profit	210,079	200,888
Advertising, marketing, selling and administrative	147,999	157,168
Transaction expenses (1)	6,712	(111)
Restructuring and other (2)	293	403

Operating earnings	55,075	43,428
Interest expense (income), net	1,733	(34)

Earnings from continuing operations before income taxes	53,342	43,462
Provision for income taxes (3)	16,977	13,569

Earnings from continuing operations	36,365	29,893
Discontinued operations, net of income taxes	138	248

Net earnings	$36,503	30,141

Basic earnings per share:
Continuing operations	$.35	.31
Discontinued operations	.01	—

Total	$.36	.31

Diluted earnings per share:
Continuing operations (1) (2) (3)	$.35	.30
Discontinued operations	—	—

Total	$.35	.30

Weighted average shares outstanding:
Basic	102,604	97,918
Diluted	103,826	99,649

(1)	Transaction expenses reflect investment banking, legal and other professional service fees and certain employee retention expenses incurred in connection with the proposed transaction with Unilever (fiscal year 2011) and the acquisition of Simple Health & Beauty Group Limited (fiscal year 2010). During the second quarter of fiscal year 2011, this amount reduced earnings from continuing operations (net of tax) by $5,479 and diluted earnings per share from continuing operations by approximately 6 cents. During the second quarter of fiscal year 2010, the Company recorded an adjustment to transaction expenses that increased earnings from continuing operations by $111 and did not have a material effect on diluted earnings per share from continuing operations.
(2)	Restructuring and other primarily includes severance and other costs incurred in connection with the Company’s plan to downsize its manufacturing facility and consolidate its warehouse and office facilities in Chatsworth, California, which was announced in June 2009, and the Company’s subsequent plan primarily related to ceasing all manufacturing activities at its Chatsworth facility, which was announced in November 2009. During the second quarter of fiscal years 2011 and 2010, restructuring and other reduced earnings from continuing operations (net of tax) by $226 and $208, respectively, which did not have a material effect on diluted earnings per share from continuing operations in either period.
(3)	The provision for income taxes in the second quarter of fiscal years 2011 and 2010 includes discrete tax expense of $449 and $19, respectively, which did not have a material effect on diluted earnings per share from continuing operations in either period.

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Consolidated Condensed Statements of Earnings (Unaudited)

(in thousands, except per share data)

Six Months Ended March 31, 2011 and 2010	2011	2010

Net sales	$813,561	747,769
Cost of products sold	387,897	353,139

Gross profit	425,664	394,630
Advertising, marketing, selling and administrative	285,730	285,186
Transaction expenses (1)	12,043	6,004
Restructuring and other (2)	494	4,612

Operating earnings	127,397	98,828
Interest expense (income), net	3,525	(292)

Earnings from continuing operations before income taxes	123,872	99,120
Provision for income taxes (3)	39,764	32,592

Earnings from continuing operations	84,108	66,528
Discontinued operations, net of income taxes	25	206

Net earnings	$84,133	66,734

Basic earnings per share:
Continuing operations	$.83	.68
Discontinued operations	—	—

Total	$.83	.68

Diluted earnings per share:
Continuing operations (1) (2) (3)	$.82	.67
Discontinued operations	—	—

Total	$.82	.67

Weighted average shares outstanding:
Basic	101,247	97,863
Diluted	102,850	99,643

(1)	Transaction expenses reflect investment banking, legal and other professional service fees and certain employee retention expenses incurred in connection with the proposed transaction with Unilever (fiscal year 2011) and the acquisition of Simple Health & Beauty Group Limited (fiscal year 2010). During the first half of fiscal year 2011, this amount reduced earnings from continuing operations (net of tax) by $10,810 and diluted earnings per share from continuing operations by 11 cents. During the first half of fiscal year 2010, this amount reduced earnings from continuing operations by $6,004 and diluted earnings per share from continuing operations by 6 cents.
(2)	Restructuring and other primarily includes severance and other costs incurred related to the Company’s plan to downsize its manufacturing facility and consolidate its warehouse and office facilities in Chatsworth, California, which was announced in June 2009, and the Company’s subsequent plan primarily related to ceasing all manufacturing activities at its Chatsworth facility, which was announced in November 2009. During the first half of fiscal year 2011, restructuring and other reduced earnings from continuing operations (net of tax) by $350 and did not have a material effect on diluted earnings per share from continuing operations. During the first half of fiscal year 2010, restructuring and other reduced earnings from continuing operations (net of tax) by $2,919 and diluted earnings per share from continuing operations by 3 cents.
(3)	The provision for income taxes in the first half of fiscal years 2011 and 2010 includes discrete tax expense of $464 and $62, respectively, which did not have a material effect on diluted earnings per share from continuing operations in either period.

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Consolidated Condensed Balance Sheets (Unaudited)

(in thousands)

	March 31, 2011	September 30, 2010
Assets

Cash, cash equivalents and short-term investments	$468,605	301,978
Accounts receivable, net	282,363	283,183
Inventories	174,397	171,306
Other current assets and income taxes	51,375	47,637

Total current assets	976,740	804,104
Property, plant and equipment, net	240,567	247,049
Goodwill and trade names	701,834	688,715
Long-term investments	46,436	53,706
Other assets	84,342	84,701

Total assets	$2,049,919	1,878,275

Liabilities and Stockholders’ Equity
Current portion of long-term debt	$170	181
Accounts payable, accrued expenses and income taxes	253,392	283,243

Total current liabilities	253,562	283,424
Long-term debt	150,168	150,241
Other liabilities and income taxes	124,083	117,370

Total liabilities	527,813	551,035
Stock options subject to redemption	987	2,628
Stockholders’ equity	1,521,119	1,324,612

Total liabilities and stockholders’ equity	$2,049,919	1,878,275

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Segment Data (Unaudited)

(in thousands)

Three Months Ended March 31, 2011 and 2010	2011	2010

Net Sales:
United States	$230,062	225,707
International	178,159	159,098

	$408,221	384,805

Earnings From Continuing Operations Before Income Taxes:
United States	$36,706	29,767
International	27,751	17,594

Segment operating profit	64,457	47,361
Stock-based compensation expense	(2,377)	(3,641)
Transaction expenses (1)	(6,712)	111
Restructuring and other (2)	(293)	(403)
Interest income (expense), net	(1,733)	34

	$53,342	43,462

Six Months Ended March 31, 2011 and 2010	2011	2010

Net Sales:
United States	$454,928	444,554
International	358,633	303,215

	$813,561	747,769

Earnings From Continuing Operations Before Income Taxes:
United States	$83,767	75,778
International	61,087	40,162

Segment operating profit	144,854	115,940
Stock-based compensation expense	(4,920)	(6,496)
Transaction expenses (1)	(12,043)	(6,004)
Restructuring and other (2)	(494)	(4,612)
Interest income (expense), net	(3,525)	292

	$123,872	99,120

(1)	Transaction expenses reflect investment banking, legal and other professional service fees and certain employee retention expenses incurred in connection with the proposed transaction with Unilever (fiscal year 2011) and the acquisition of Simple Health & Beauty Group Limited (fiscal year 2010).
(2)	Restructuring and other primarily includes severance and other costs incurred in connection with the Company’s plan to downsize its manufacturing facility and consolidate its warehouse and office facilities in Chatsworth, California, which was announced in June 2009, and the Company’s subsequent plan primarily related to ceasing all manufacturing activities at its Chatsworth facility, which was announced in November 2009.

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Schedule - Reconciliation of Non-GAAP Financial Measures

The Company’s press release announcing results of operations for the three and six months ended March 31, 2011 includes references to certain of the following “non-GAAP financial measures” as defined by Regulation G of the Securities and Exchange Commission:

•	Pre-tax earnings from continuing operations excluding restructuring and discrete items

•	Earnings from continuing operations excluding restructuring and discrete items

•	Diluted earnings per share from continuing operations excluding restructuring and discrete items

•	Organic sales growth

In June 2009, the Company committed to a plan primarily related to the downsizing of its manufacturing facility and the consolidation of its warehouse and office facilities in Chatsworth, California. In November 2009, the Company committed to an additional plan primarily related to ceasing all manufacturing activities at its facility in Chatsworth, California. During fiscal year 2010, the Company recorded restructuring costs related to these plans of $5.0 million ($4.5 million in the first half and $505,000 in the second quarter). During the first half of fiscal year 2011, the Company recorded additional restructuring costs related to these plans of $394,000 ($177,000 in the second quarter).

In addition to these two plans, the Company recorded restructuring costs of $100,000 in the first half of fiscal year 2011 ($116,000 in the second quarter) and $119,000 during fiscal year 2010 ($80,000 in the first half and a benefit of $102,000 in the second quarter) related to previously announced plans. In total, the company recorded restructuring and other costs during the first half of fiscal year 2011 of $494,000 ($350,000 after taxes and no material effect on diluted earnings per share from continuing operations) with $293,000 in the second quarter ($226,000 after taxes and no material effect on diluted earnings per share from continuing operations). In fiscal year 2010, the Company recorded total restructuring and other costs of $5.1 million ($3.2 million after taxes) with $4.6 million in the first half ($2.9 million after taxes or 3 cents per diluted share from continuing operations) and $403,000 in the second quarter ($208,000 after taxes and no material effect on diluted earnings per share from continuing operations).

In connection with the proposed transaction with Unilever, the Company has incurred transaction expenses (primarily investment banking, legal and other professional service fees and certain employee retention expenses) of $19.3 million with $12.0 million in the first half of fiscal year 2011 ($10.8 million after taxes or 11 cents per diluted share from continuing operations) and $6.7 million in the second quarter ($5.5 million after taxes or approximately 6 cents per diluted share from continuing operations). In connection with the acquisition of Simple Health & Beauty Group Limited on December 18, 2009, the Company incurred transaction expenses during the first half of fiscal year 2010 of $6.0 million (6 cents per diluted share from continuing operations). In the second quarter of fiscal year 2010, the Company recorded an adjustment to reduce transaction expenses by $111,000 (no material effect on diluted earnings per share from continuing operations). With the exception of employee retention expenses, costs related to the Unilever transaction are not expected to be deductible for income tax purposes.

In fiscal year 2010, the Company incurred costs related to a dispute with a supplier of $1.1 million prior to the dispute being settled in the third quarter. The settlement included the forgiveness of $5.8 million of obligations the Company owed to the supplier and the receipt of $2.9 million in cash from the supplier. On a net basis, the Company recorded a benefit related to this matter of $7.6 million in fiscal year 2010 ($5.2 million after taxes) with costs of $882,000 in the first half ($605,000 after taxes and no material effect on diluted earnings per share from continuing operations) and $642,000 in the second quarter ($440,000 after taxes and no material effect on diluted earnings per share from continuing operations).

The Company’s provision for income taxes in the first half of fiscal years 2011 and 2010 included net discrete tax expense of $464,000 and $62,000, respectively. The Company’s provision for income taxes in the second quarter of fiscal years 2011 and 2010 included net discrete tax expense of $449,000 and $19,000, respectively. These amounts did not have a material effect on diluted earnings per share from continuing operations.

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Schedule - Reconciliation of Non-GAAP Financial Measures (continued)

Reconciliations of these non-GAAP financial measures to their most directly comparable financial measures under GAAP for the three and six months ended March 31, 2011 and 2010 are as follows (in thousands, except per share data):

	Three Months Ended March 31		Six Months Ended March 31
	2011	2010	2011	2010
Pre-tax earnings from continuing operations, as reported	$53,342	43,462	$123,872	99,120

Restructuring and other	293	403	494	4,612

Transaction expenses	6,712	(111)	12,043	6,004

Dispute with a supplier	—	642	—	882

Pre-tax earnings from continuing operations, excluding restructuring and discrete items	$60,347	44,396	$136,409	110,618

Earnings from continuing operations (net of income taxes), as reported	$36,365	29,893	$84,108	66,528

Restructuring and other, net of income taxes	226	208	350	2,919

Transaction expenses, net of income taxes	5,479	(111)	10,810	6,004

Dispute with a supplier, net of income taxes	—	440	—	605

Discrete tax items	449	19	464	62

Earnings from continuing operations (net of income taxes), excluding restructuring and discrete items	$42,519	30,449	$95,732	76,118

Diluted earnings per share from continuing operations, as reported	$.35	.30	$.82	.67

Restructuring and other, net of income taxes	—	—	—	.03

Transaction expenses, net of income taxes	.06	—	.11	.06

Dispute with a supplier, net of income taxes	—	.01	—	—

Discrete tax items	—	—	—	—

Diluted earnings per share from continuing operations, excluding restructuring and discrete items	$.41	.31	$.93	.76

	Three Months Ended March 31		Six Months Ended March 31
	2011	2010	2011	2010
Net sales growth, as reported	6.1%	11.8%	8.8%	7.3%

Effect of foreign currency fluctuations	(1.8)	(4.4)	(1.2)	(3.8)

Effect of acquisition	—	(6.9)	(3.3)	(3.7)

Effect of divestiture	—	0.7	—	0.8

Organic sales growth	4.3%	1.2%	4.3%	0.6%

Management uses these non-GAAP financial measures to evaluate the performance of the Company and believes the presentation of these amounts provides the reader with information necessary to analyze the Company’s normal operations for the periods compared.

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